MUNIHOLDINGS FUND, INC.

FILE # 811-8081

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/24/2003	NJ Transportation Trust Fund Authority 5.5% 6/15/15	924,810,000	3,300,000	Citigroup
09/25/2003	Golden St. Tobacco Sec Corp 5.5% 6/01/43	2,572,285,000	5,060,000	Salamon
10/30/2003	State of Calif 5.25% 11/1/21	1,800,000,000	2,000,000	Banc of America